UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                           Bridgepoint Education, Inc.
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    10807M105
                                    ---------
                                 (CUSIP Number)

                                 April 20, 2009
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 2 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus Private Equity VIII, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 3 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus & Co.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 4 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 5 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus Partners, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 6 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Charles R. Kaye
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 10807M105                   13G                     Page 7 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Joseph P. Landy
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             34,589,220
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            34,589,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,589,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           65.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

Item 1(a):     Name of Issuer:
---------      --------------

The name of the issuer is Bridgepoint Education, Inc., a corporation organized under the laws of the State of Delaware (the "Company").

Item 1(b):     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

The Company's principal executive office is located at 13500 Evening Creek Drive North, Suite 600, San Diego, California 92128.

Item 2(a):     Name of Person Filing:
---------      ---------------------

This Schedule 13G is filed by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"). WP VIII is the direct record owner of 34,589,220 shares of Common Stock (as defined below) of the Company. Warburg Pincus Partners, LLC, a New York limited liability company ("WP Partners"), a direct subsidiary of Warburg Pincus & Co., a New York general partnership ("WP"), is the general partner of WP VIII. WP is the managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WP VIII, WP Partners, WP and WP LLC are collectively referred to as the "Warburg Pincus Entities." Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy disclaims beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. Mr. Kaye, Mr. Landy and the Warburg Pincus Entities are sometimes collectively referred to herein as the "Warburg Pincus Reporting Persons." Any disclosures herein with respect to persons other than the Warburg Pincus Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):     Address of Principal Business Office or, if none, Residence:
---------      -----------------------------------------------------------

The address of the principal business office of the Warburg Pincus Reporting Persons is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c):     Citizenship:
---------      -----------

WP VIII is a Delaware limited partnership, WP Partners is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company. Mr. Kaye and Mr. Landy are United States citizens.

Item 2(d):     Title of Class of Securities:
---------      ----------------------------

Common Stock, par value $0.01 ("Common Stock").

Item 2(e):     CUSIP Number:
---------      ------------

10807M105

Item 3:        If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)
------         -----------------------------------------------------------------
               or (c), check whether the person filing is a:
               --------------------------------------------

               A. [ ] Broker or dealer registered under Section 15 of the Act,
               B. [ ] Bank as defined in Section 3(a)(6) of the Act,

               C. [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act,
               D. [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940,
               E. [ ] Investment Adviser in accordance with Rule 13d-1
                      (b)(1)(ii)(E),
               F. [ ] Employee Benefit Plan or Endowment Fund in accordance with
                      13d-1 (b)(1)(ii)(F),
               G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
               H. [ ] Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act,
               I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
               J. [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:        Ownership:
------         ----------

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Item 5:        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the Warburg Pincus Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7:        Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company or Control Person:
               -------------------------

Not applicable.

Item 8:        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as
Exhibit 99.1. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, except to the extent of any pecuniary interest therein.

Item 9:        Notice of Dissolution of Group:
------         ------------------------------

Not applicable.

Item 10:       Certifications:
-------        --------------

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 8, 2009



                         WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                         By: Warburg Pincus Partners LLC, its General Partner
                         By: Warburg Pincus & Co., its Managing Member


                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Name:   Scott A. Arenare
                              Title:  Partner


                         WARBURG PINCUS PARTNERS, LLC

                         By: Warburg Pincus & Co., its Managing Member


                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Name:   Scott A. Arenare
                              Title:  Partner


                         WARBURG PINCUS & CO.


                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Name:   Scott A. Arenare
                              Title:  Partner


                         WARBURG PINCUS LLC


                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Name:   Scott A. Arenare
                              Title:  Managing Director

                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Charles R. Kaye
                              By:  Scott A. Arenare
                              Title:  Attorney-in-Fact*


                         By:  /s/ Scott A. Arenare
                              --------------------------------------------------
                              Joseph P. Landy
                              By:  Scott A. Arenare
                              Title:  Attorney-in-Fact**



* The Power of Attorney given by Mr. Kaye was previously filed as Exhibit 24.2 with the Warburg Pincus Private Equity IX, L.P. Form 3 for Builders FirstSource, Inc., on March 3, 2006, and is hereby incorporated by reference.

** The Power of Attorney given by Mr. Landy was previously filed as Exhibit 24.1 with the Warburg Pincus Private Equity IX, L.P. Form 3 for Builders FirstSource, Inc., on March 3, 2006, and is hereby incorporated by reference.

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated May 8, 2009, by and between the Warburg Pincus Reporting Persons.